Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FIRST QUARTER 2012 RESULTS
AND DECLARES $0.58 QUARTERLY DIVIDEND

Purchase, New York, April 26, 2012 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the first quarter ended March 31, 2012.

Highlights:

•	TAL reported Adjusted pre-tax income of $1.43 per fully diluted share for the first quarter of 2012, an increase of 4.4% from the first quarter of 2011.
•	TAL reported leasing revenues of $123.2 million for the first quarter of 2012, an increase of 23.7% from the first quarter of 2011.
•	TAL reported Adjusted EBITDA of $128.4 million for the first quarter of 2012, an increase of 20.5 % from the first quarter of 2011.
•	TAL continues to invest aggressively in its business. Year to date, TAL has invested over $450 million in new container purchases and sale-leaseback transactions.
•	TAL announced a quarterly dividend of $0.58 per share payable on June 22, 2012 to shareholders of record as of June 1, 2012.

Adjusted pre-tax income (1), excluding gains and losses on interest rate swaps, was $48.0 million in the first quarter of 2012, compared to $42.4 million in the first quarter of 2011.  Adjusted pre-tax income per fully diluted common share was $1.43 in the first quarter of 2012 compared to $1.37 in the first quarter of 2011.  The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Leasing revenues for the first quarter of 2012 were $123.2 million compared to $99.6 million in the first quarter of 2011.  Adjusted EBITDA (2), including principal payments on finance leases, was $128.4 million for the first quarter of 2012 compared to $106.6 million in the first quarter of 2011.

Adjusted net income (3), excluding gains and losses on interest rate swaps, was $31.0 million in the first quarter of 2012 compared to $27.4 million in the first quarter of 2011.  Adjusted net income per fully diluted common share was $0.92 in the first quarter of 2012 compared to $0.89 in the first quarter of 2011.

Reported net income for the first quarter of 2012 was $32.9 million compared to net income of $32.6 million in the first quarter of 2011.  Net income per fully diluted common share was $0.98 in the first quarter of 2012 compared to $1.05 in the first quarter of 2011.  The difference between Adjusted net income and reported net income in the first quarter of 2012 was due to gains on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates match the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the change in the market value of TAL’s interest rate swap portfolio is reflected in reported net income.  During the first quarter of 2012, long-term interest rates increased, resulting in a $3.0 million increase in the market value of TAL’s swap contracts.

“TAL’s results in the first quarter of 2012 provide a strong start to what we expect will be another outstanding year,” commented Brian M. Sondey, President and CEO of TAL International.  “Our adjusted pretax income increased over 13% from the first quarter of 2011, though our income per share increased less due to our higher share count following our stock offering last April.  We continue to show strong top-line growth.  Our leasing revenue in the first quarter increased almost 25% from the first quarter last year, and we are off to a great start with our 2012 investment program.  Through April 26, 2012, we have ordered over $450 million of new and sale-leaseback containers for delivery this year, which puts us slightly ahead of where we were at this point in 2010 and 2011.  Most of these containers are already committed to leases and we expect customer pick-ups to accelerate in the second quarter as we head toward the summer peak season for dry containers.”

“Our performance so far in 2012 continues to be supported by attractive market fundamentals.  The supply / demand balance for containers remained tight through the winter slow season, and our utilization stood at 97.7% as of April 26, 2012.  Trade growth is expected to remain solidly positive this year, most of our customers continue to be reluctant to purchase new containers directly, new container purchase prices have been increasing steadily from the beginning of the year as seasonal demand has increased, and used container sale prices remain high — moderating from peak levels reached last year more slowly than we had expected.”

Outlook

Mr. Sondey continued, “Looking forward, we expect the current strong market conditions to continue throughout the year, and we expect TAL’s operating performance to remain near peak levels.  Leasing revenue will get a boost in the second quarter as new containers start to go on-hire in large numbers, and we also now expect used container sale prices to remain firm through the summer peak season for dry containers.  Based on this, we expect our adjusted pretax income to increase from the first quarter to the second quarter of 2012, and we expect our profitability to remain strong throughout 2012.”

“While trade growth is expected to be positive this year, and while the freight rates for our customers have increased substantially over the last few months, we continue to believe that the main risks to our positive expectations for this year include a renewed severe global recession and the potential for a major customer default.  We don’t currently consider either of these events likely, but we are wary of a variety of potential event risks for 2012 due to the current high level of uncertainty in the global economy and the significant financial pressures facing our customers.”

Dividend

TAL’s Board of Directors has approved and declared a $0.58 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 22, 2012 to shareholders of record at the close of business on June 1, 2012.

Mr. Sondey concluded, “We are very pleased to announce an increase to our dividend again this quarter.  The increase reflects our continued strong performance and our general expectations that our market environment will remain favorable for the foreseeable future.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Friday, April 27, 2012 to discuss its first quarter results.  An archive of the Webcast will be available one hour after the live call through Friday, May 25, 2012. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 225 third party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL’s fleet consists of approximately 1,013,000 containers and related equipment representing approximately 1,649,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2012.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted pre-tax income is outlined in the attached schedules.

(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $660,954 and $626,965	$2,705,930	$2,663,443
Net investment in finance leases, net of allowances of $1,047 and $1,073	142,190	146,742
Equipment held for sale	44,044	47,048
Revenue earning assets	2,892,164	2,857,233
Cash and cash equivalents (including restricted cash of $32,530 and $34,466)	106,337	175,343
Accounts receivable, net of allowances of $713 and $667	56,383	56,491
Goodwill	71,898	71,898
Deferred financing costs	23,383	24,028
Other assets	14,096	11,539
Fair value of derivative instruments	616	771
Total assets	$3,164,877	$3,197,303
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$32,292	$55,320
Fair value of derivative instruments	69,659	78,122
Accounts payable and other accrued expenses	57,474	66,607
Net deferred income tax liability	217,244	198,867
Debt	2,208,969	2,235,585
Total liabilities	2,585,638	2,634,501
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 36,577,226 and 36,412,659 shares issued respectively	37	36
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	490,811	489,468
Accumulated earnings	134,916	120,449
Accumulated other comprehensive (loss)	(8,990)	(9,616)
Total stockholders’ equity	579,239	562,802
Total liabilities and stockholders’ equity	$3,164,877	$3,197,303

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Leasing revenues:
Operating leases	$119,481	$95,324
Finance leases	3,698	4,246
Total leasing revenues	123,179	99,570
Equipment trading revenue	14,461	24,216
Management fee income	660	703
Other revenues	32	39
Total revenues	138,332	124,528
Operating expenses (income):
Equipment trading expenses	12,563	19,289
Direct operating expenses	5,581	4,100
Administrative expenses	11,106	10,563
Depreciation and amortization	45,205	32,253
Provision for doubtful accounts	14	39
Net (gain) on sale of leasing equipment	(10,760)	(7,885)
Total operating expenses	63,709	58,359
Operating income	74,623	66,169
Other expenses (income):
Interest and debt expense	26,625	23,731
Net (gain) loss on interest rate swaps	(2,972)	(8,007)
Total other expenses	23,653	15,724
Income before income taxes	50,970	50,445
Income tax expense	18,043	17,858
Net income	$32,927	$32,587
Net income per common share—Basic	$0.99	$1.07
Net income per common share—Diluted	$0.98	$1.05
Weighted average number of common shares outstanding—Basic	33,192	30,546
Weighted average number of common shares outstanding—Diluted	33,578	30,968
Cash dividends paid per common share	$0.55	$0.45

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted pre-tax income”, and “Adjusted net income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains and losses on interest rate swaps.  Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps. Adjusted net income is defined as net income further adjusted for the item discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income, and Adjusted net income are not presentations made in accordance with U.S. GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are useful to an investor in evaluating our operating performance because:

• these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, gains and losses on interest rate swaps, and the write-off of deferred financing costs, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three months ended March 31, 2012 and 2011.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures to Adjusted pre-tax income and Adjusted net income in the tables below for the three months ended March 31, 2012 and 2011.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended March 31,
	2012	2011

Net income	$32,927	$32,587
Add (subtract):
Depreciation and amortization	45,205	32,253
Interest and debt expense	26,625	23,731
Income tax expense	18,043	17,858
Net (gain) loss on interest rate swaps	(2,972)	(8,007)
EBITDA	119,828	98,422
Add:
Principal payments on finance lease	8,526	8,144
Adjusted EBITDA	$128,354	$106,566

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars in Thousands)

	Three Months Ended March 31,
	2012	2011

Income before taxes	$50,970	$50,445
Add (subtract):
Net (gain) loss on interest rate swaps	(2,972)	(8,007)
Adjusted pre-tax income	$47,998	$42,438
Adjusted pre-tax income per fully diluted share	$1.43	$1.37
Weighted average number of common shares outstanding—Diluted	33,578	30,968

	Three Months Ended March 31,
	2012	2011

Net income	$32,927	$32,587
Add (subtract):
Net (gain) loss on interest rate swaps, net of tax	(1,920)	(5,174)
Adjusted net income	$31,007	$27,413
Adjusted net income per fully diluted share	$0.92	$0.89
Weighted average number of common shares outstanding—Diluted	33,578	30,968